                                                                    Exhibit 99.1
                                                                    ------------

                                 NEWS RELEASE
                                 ------------

INVESTOR CONTACT:                     MEDIA CONTACT:
Maryann Pernorio                      James Grasso
Director, Investor Relations          Vice President, Public and Government
 and Planning                          Affairs
(401) 272-5040, Ext. 2274             (401) 272-5040, Ext. 2340


FOR IMMEDIATE RELEASE

                 PROVIDENCE ENERGY DECLARES QUARTERLY DIVIDEND
                      AND RENEWS SHAREHOLDER RIGHTS PLAN

PROVIDENCE, RI; July 23, 1998: The Board of Directors of Providence Energy Corporation (NYSE-PVY) declared a regular quarterly dividend of 27 cents per share of common stock. The dividend is payable August 14, 1998 to shareholders of record August 5, 1998. Providence Energy has been a dividend paying Company for 148 consecutive years. No other natural gas distribution company in the United States can match this achievement.

     The Board also adopted a new common stock rights agreement under which common stock purchase rights will be distributed as a dividend at the rate of one right for each share of common stock to shareholders of record as of the close of business on August 17, 1998, when rights under the Company's existing plan expire. The rights are not currently exercisable and only become so under certain circumstances.

     James H. Dodge, Chairman, President and Chief Executive Officer, said "The common stock purchase rights are intended to protect our shareholders from abusive takeover tactics that might be used in an attempt to gain control of the Company without paying all shareholders a fair price for their shares. The plan will not prevent takeovers, but is designed to deter coercive takeover tactics and to encourage anyone attempting to acquire ProvEnergy to first negotiate with the Board."

     Providence Energy Corporation is a distributor and marketer of natural gas, heating oil, and petroleum products as well as a marketer of electricity and energy services. Providence Energy's goal is to provide complete and competitive energy, home and business services to customers throughout New England. Its principal subsidiaries include ProvGas, ProvEnergy Services, Super Service Oil, North Attleboro Gas, and Mohawk Oil.